Exhibit 10.39

AMENDMENT NO. 1

TO

CNF TRANSPORTATION INC.

AMENDED AND RESTATED

EXECUTIVE SEVERANCE PLAN

CNF Transportation Inc. (the “Company”) maintains the Amended and Restated Executive Severance Plan (the “Plan”) for the benefit of certain eligible executives of the Company and its subsidiaries. The Company wishes to amend the Plan to more clearly identify the executives of the Company who are eligible to participate in the Plan;

11.    Amendments to Sections 1.9 and 1.10.

Sections 1.9 and 1.10 of the Plan are amended in their entirety so as to read as follows:

1.9	“Eligible Employee” means an individual who, immediately prior to a Change in Control, (a) is an employee of the Company or of an Eligible Subsidiary, (b) is not a party to an individual employment or severance agreement with the Company, and (c) occupies a position that has been classified within the CNF Transportation Inc. executive level salary grade structure. An Eligible Employee becomes a “Severed Employee” once he or she incurs a Severance. As used herein, “Eligible Subsidiary” means any of the following: CNF Service Company, Inc., Con-Way Air Express, Inc., Con-Way NOW, Inc., Con-Way Transportation Services, Inc., Emery Air Freight Corporation, Emery Expedite!, Inc., Emery Worldwide Airlines, Inc. and Menlo Logistics, Inc.

1.10	“Employer” means the Company or any Eligible Subsidiary.

12.    Effective Date; No Other Amendments.

This Amendment shall be effective as of December 13, 2000. Except as expressly amended hereby, the Plan remains unchanged and in full force and effect.

CNF TRANSPORTATION INC.

By:
Eberhard G. H. Schmoller Senior Vice President, General Counsel and Secretary